Exhibit 99.4

June 19, 2018

OTC: WSHE	For Immediate Release

E-DEBIT GLOBAL CORPORATION ANNOUNCES THE CANCELLATION OF 56,111,729 COMMON SHARES OF FRED SEBASTIAN TO THE CORPORATION

Tacoma, Washington – E-Debit Global Corporation (“E-Debit” or the “Corporation”) announces the cancellation of 56,111,729 common shares of Fred Sebastian to the Corporation at a price of $0.001 US per share.

Overview:

On June 1, 2018 the Corporation issued a Notice of Demand for Payment (attached as exhibit #1) for outstanding advanced owed to the Corporation by E-Debit shareholder Fred Louis Sebastian totalling a principal amount of $80,054.58 as set out in a Promissory Note dated the 31st day of August 2012. The Corporation had previously issued on the 7th day of July 2014 a Demand for Payment which was neither acknowledged nor responded to.

Terms and conditions of the Loan Agreement grants the Corporation the right to file an attachment to all of the Corporation’s shares held by Sebastian and his corporate holdings and cancel the shares at Sebastian’s cost of $0.001 per share (USD) to be offset against the balance of the loan and accumulated interest.

On the 4th day of June 2018 the Corporation’s Board of Directors passed a resolution (attached as exhibit #2) stating that unless full payment was received from Sebastian and/or the companies under his control by the 18th day of June 2018 the management of the Corporation was instructed to cancel the shares held in the name of Fred Sebastian and Duke Capital as authorized in the Loan Agreement and offset the price against the outstanding principal balance of the loans.

On the 19th day of June 2018 having received no acknowledgement of the Notice delivered via registered mail to the known addresses of Fred Sebastian. The Corporation’s Transfer agent was instructed of the Corporation’s decision to cancel the shares reducing the current outstanding and issued shares of the Corporation by 56,111,729.

On the 19th of June 2018 the Corporation received notification (attached as exhibit #3) from its Transfer Agent Mountain Share Transfer LLC of the cancellation of the aforementioned shares.

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About E-Debit Global Corporation

E-Debit Global Corporation (WSHE) has historically conducted its business activities as a financial holding company centered primarily within the “non-conventional financial services industry” or business related activities which would be normally associated in Canada with a registered chartered bank or bank affiliated financial institution but are privately owned and operated and not affiliated with a Canadian Chartered Bank.

As a result of the Company earning all of its revenues in Canada the Company accumulated audit, legal and filing fees which have accumulated a considerable carried forwarded losses in $USD which could not be offset with Canadian Revenues.

The Corporation since the third quarter of 2016 and culminating at the shareholder meeting of March 27, 2017 has directed its attention on business operations conducted and managed within the United States. Of primary attention, review and examination the Corporation has focussed on being a major provider of Technology, Goods, Services, Capitalization, Management Service, Equipment Rentals and Property Leases to the authorized and licensed medical and recreational marijuana Industry centered in the State of Washington and expanding into other jurisdictions which have licensed and regulated medical and/or recreational marijuana industries throughout the United States.

Financial Profile:

•	Capitalization: Unlimited COMMON SHARES WITH $.001 par value
•	SHARES ISSUED: Common – 1,095,910,852
•	OTC: Trading symbol – “WSHE”
•	Transfer Agent: Mountain Share Transfer, LLC

o	2030 Powers Ferry Road SE
o	Atlanta, Georgia 30339
o	Tel: 303-460-1149

Currently:     The Board of Directors of E-Debit Global Corporation is: Judy Campbell, Douglas Mac Donald and Jake George

Legal Counsel of the Corporation is: Paul Donion of: LAW OFFICES OF PAUL M. DONION

1201 Pacific Avenue, Suite 600 Tacoma, WA 98402 Office: 253-348-2163

E-Debit Global Corporation’s new CUSIP Number is 26841A 303

E-Debit Global Corporation corporate offices are currently located at: 2801- Youngfield St. Suite 300, Golden, Colorado 80401

DISCLAIMER

Forward Looking Statements

This announcement contains "forward-looking statements" which are not purely historical and may include statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as "anticipate", "seek", intend", "believe", "estimate", "expect", "project", “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions or phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, the future U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations regarding the use and development of cannabis-based products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and WSHE does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the underlying assumptions related to the events outlined in this news release proving to be inaccurate or unrealized, events impacting the likelihood and timing of the completion of the events outlined, such as regulatory approvals, and the Company’s ability to exploit the opportunities within its current and/or future business operations and other assets and execute on its strategy to develop and issue new and enhanced products and services and increase the Company’s revenues from such products and services.

For further information, please contact

E-Debit Global Corporation

e-mail: info@edebitglobal.com

Telephone: 720-840-5280

www.edebitglobal.com

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